EXHIBIT 99.1

Flushing Financial Corporation Reports First Quarter 2015 Results

Record Net Loan Growth Annualized 19.9%: Non-Accrual Loans Declined 7.1%

First Quarter 2015

  Core diluted earnings per common share, a non-GAAP measure, were $0.31, a decrease of $0.05, or 13.9%, from the three months ended March 31, 2014, and a decrease of $0.13, or 29.5%, from the trailing quarter.
  GAAP diluted earnings per common share were $0.30, a decrease of $0.04, or 11.8%, from the three months ended March 31, 2014, and a decrease of $0.08, or 21.1%, from the trailing quarter.
  Core return on average assets and core return on average equity, both non-GAAP measures, decreased to 0.7% and 7.9%, respectively, from 0.9% and 9.7%, respectively, for the three months ended March 31, 2014.
  GAAP return on average assets and GAAP return on average equity decreased to 0.7% and 7.6%, respectively, from 0.9% and 9.4%, respectively, for the three months ended March 31, 2014.
  Loan portfolio grew a record $188.7 million, an annualized rate of 19.9%, in the three months ended March 31, 2015.
  Credit quality continues to improve as non-accrual loans totaled $29.6 million at March 31, 2015, an improvement of $2.3 million, or 7.1%, from December 31, 2014, and were at its lowest level since September 30, 2008.
  The net interest margin was 3.09% for the three months ended March 31, 2015, a decrease of 16 basis points from the comparable prior year period and a decrease of 10 basis points from the trailing quarter.
  Net charge-offs for the three months ended March 31, 2015 were $0.3 million, or 0.03% of average loans.
  The provision for loan losses was a benefit of $0.7 million for the three months ended March 31, 2015, compared to a benefit of $1.1 million and $3.2 million recorded for the three months ended March 31, 2014 and December 31, 2014, respectively.

LAKE SUCCESS, N.Y., April 28, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three months ended March 31, 2015.

John R. Buran, President and Chief Executive Officer, stated: "We realized record loan growth for the three months ended March 31, 2015 as loans, net grew $188.7 million, an annualized rate of 19.9%. This growth resulted in an increase in net interest income of $0.4 million from the fourth quarter of 2014. Loan originations and purchases for the three months ended March 31, 2015 totaled $306.5 million. The quarter included the purchase of $99.9 million and $11.0 million in multi-family real estate mortgages and commercial real estate mortgages, respectively, at a yield of just above 3.00%. We continued our focus on the origination and purchase of multi-family, commercial real estate and commercial business loans as originations of these loan types accounted for 90.3% of the quarter's originations. We also saw an improvement in the yield on loan originations as the average rate on the origination of multi-family, commercial and mixed-use real estate mortgage loans was 4.07%, 3.70% and 4.47%, respectively, during the first quarter of 2014. This resulted in an average rate of 3.89% for these loan originations during the quarter. Loan applications in process have continued to remain strong, totaling $317.3 million at March 31, 2015 compared to $295.9 million at December 31, 2014.

"The first quarter of 2015 continued the trend of improving credit quality, as we continued to see improvements in non-performing assets. Non-performing assets were $37.8 million at March 31, 2015, which was a decrease of $2.7 million, or 6.8% from December 31, 2014. The decrease in non-performing assets and our ability to minimize charge-offs has allowed us to record a benefit of $0.7 million in our reserve for loan losses during the three months ended March 31, 2015, which is the fifth consecutive quarter of recording a benefit.

"The first quarter's non-interest expense included several items which are recurring first quarter expenses, which will be reduced or eliminated in the remainder of the year. These expenses included the annual restricted stock unit awards for employees and directors and an increase in payroll taxes. We also incurred expenses related to an ATM fraud loss, including increased security, and rent for our new corporate headquarters, which we will move to in the second quarter and begin to realize a reduction in occupancy expense as we leave our current locations. We anticipate a reduction in non-interest expense in the second quarter of $3.4 million from the first quarter. The combined impact of all of these items in the first quarter of 2015 reduced diluted earnings per common share by $0.08 as compared to the fourth quarter of 2014.

"Our net interest margin for the first quarter of 2015 was 3.09%, a decrease of 10 basis points from the fourth quarter of 2014. However, net interest income increased $0.4 million to $37.6 million, compared to the fourth quarter of 2014, due to the growth in interest earning assets. Excluding prepayment penalty income and additional interest collected from non-accrual loans, the net interest margin decreased five basis points to 2.94% for the three months ended March 31, 2015 from 2.99% for the three months ended December 31, 2014.

"Net charge-offs for the three months ended March 31, 2015 were $0.3 million. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.4% at March 31, 2015.

"On April 13, 2015, the Governor of New York signed the New York State 2015 budget which included changes to the New York City tax code. The approved budget changes the manner in which the Bank's tax liability is calculated for New York City. Based on our review of the changes to the New York City tax code, we do not anticipate a significant change to the Company's tax expense."

At March 31, 2015, the Bank continues to be well-capitalized under regulatory requirements, with Tier 1, Common Equity Tier 1 Risk-based, Tier 1 Risk-based and Total Risk-based capital ratios of 9.28%, 13.06%, 13.06% and 13.72%, respectively. The Company is also subject to the same regulatory requirements. At March 31, 2015, the Company's capital ratios for Tier 1, Common Equity Tier 1 Risk-based, Tier 1 Risk-based and Total Risk-based capital ratios were 9.21%, 12.21%, 12.96% and 13.63%, respectively.

Core earnings, a non-GAAP measure, which exclude the effect of net gains and losses from fair value adjustments, were $9.1 million, or $0.31 per diluted common share for the three months ended March 31, 2015, a decrease of $1.6 million, or $0.05 per diluted common share, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."

Earnings Summary - Three Months Ended March 31, 2015

Net income for the three months ended March 31, 2015 was $8.7 million, a decrease of $1.6 million, or 15.2%, compared to $10.3 million for the three months ended March 31, 2014. Diluted earnings per common share were $0.30 for the three months ended March 31, 2015, a decrease of $0.04, or 11.8%, from $0.34 for the three months ended March 31, 2014.

Return on average equity decreased to 7.6% for the three months ended March 31, 2015 from 9.4% for the three months ended March 31, 2014. Return on average assets decreased to 0.7% for the three months ended March 31, 2015 from 0.9% for the three months ended March 31, 2014.

For the three months ended March 31, 2015, net interest income was $37.6 million, an increase of $1.1 million, or 2.9%, from $36.5 million for the three months ended March 31, 2014. The increase in net interest income was primarily attributable to an increase of $375.8 million in the average balance of interest-earning assets to $4,861.6 million for the three months ended March 31, 2015 from $4,485.8 million for the comparable prior year period, partially offset by a 15 basis point decrease in the net interest spread to 2.99% for the three months ended March 31, 2015 from 3.14% for the comparable prior year period. The yield on interest-earning assets decreased 31 basis points to 4.08% for the three months ended March 31, 2015 from 4.39% for the three months ended March 31, 2014, while the cost of interest-bearing liabilities decreased 16 basis points to 1.09% for the three months ended March 31, 2015 from 1.25% for the comparable prior year period. The net interest margin declined 16 basis points to 3.09% for the three months ended March 31, 2015 from 3.25% for the three months ended March 31, 2014. The three months ended March 31, 2015 included $0.6 million in additional interest collected from non-accrual loans compared to $0.3 million recorded during the three months ended March 31, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 19 basis points to 3.04% for the three months ended March 31, 2015 from 3.23% for the three months ended March 31, 2014. Further excluding prepayment penalty income, the net interest margin decreased 17 basis points to 2.94% for the three months ended March 31, 2015, compared to 3.11% for the three months ended March 31, 2014.

The 31 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 4.53% for the three months ended March 31, 2015 from 4.97% for the three months ended March 31, 2014, combined with a 25 basis point decline in the yield on total securities to 2.47% for the three months ended March 31, 2015 from 2.72% for the comparable prior year period. The yield of interest-earning assets was positively impacted by an increase of $456.4 million in the average balance of total loans, net to $3,847.7 million for the three months ended March 31, 2015 from $3,391.3 million for the comparable prior year period and a decrease of $69.5 million in the average balance of the lower yielding total securities portfolio to $970.4 million for the three months ended March 31, 2015 from $1,040.0 million for the comparable prior year period. The 44 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. Excluding prepayment penalty income, the yield on the total loans, net, decreased 42 basis points to 4.40% for the three months ended March 31, 2015 from 4.82% for the three months ended March 31, 2014. The 25 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 16 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 44 basis points and 27 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. Additionally, during the three months ended March 31, 2015, we modified $80.0 million in long-term FHLB-NY advances reducing the average cost by 95 basis points while extending the maturity by an average of 2.3 years without incurring a prepayment penalty. These decreases were partially offset by increases of 11 basis points and 22 basis points in the cost of money market accounts and savings accounts, respectively, for the three months ended March 31, 2015 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, which will allow us to invest these funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. Additionally, the cost of interest-bearing liabilities was negatively affected by an increase of $188.0 million and $38.1 million in the average balance of higher costing certificates of deposit and borrowed funds, respectively, during the three months ended March 31, 2015, which was partially offset by an increase of $89.2 million in the average balance of lower costing core deposits during the three months ended March 31, 2015 to $2,022.3 million from $1,933.2 million for the comparable prior year period.

The net interest margin for the three months ended March 31, 2015 was 3.09%, a decrease of 10 basis points from 3.19% for the three months ended December 31, 2014. The yield on interest-earning assets decreased 14 basis points during the three months ended March 31, 2015 to 4.08%, while the cost of interest-bearing liabilities decreased six basis points to 1.09% from the three months ended December 31, 2014. The yield on total loans decreased 20 basis points to 4.53% for the three months ended March 31, 2015 from 4.73% for the three months ended December 31, 2014. The three months ended March 31, 2015 included $0.6 million in additional interest collected from non-accrual loans compared to $0.4 million recorded during the three months ended December 31, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 11 basis points to 3.04% for the three months ended March 31, 2015 from 3.15% for the three months ended December 31, 2014. Further excluding prepayment penalty income, the net interest margin decreased five basis points to 2.94% for the three months ended March 31, 2015 from 2.99% for the three months ended December 31, 2014.

The benefit for loan losses decreased $0.4 million during the three months ended March 31, 2015 to a benefit of $0.7 million from a benefit of $1.1 million during the comparable prior year period. The benefit recorded during the three months ended March 31, 2015 was primarily due to the continued improvement in credit conditions. During the three months ended March 31, 2015, non-accrual loans decreased $2.3 million to $29.6 million from $31.9 million at December 31, 2014 and net charge-offs continued to be minimal at $0.3 million, or three basis points of average loans, for the three months ended March 31, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.4% at March 31, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $0.7 million for the three months ended March 31, 2015.

Non-interest income for the three months ended March 31, 2015 was $1.9 million, an increase of $0.2 million from income of $1.7 million for the three months ended March 31, 2014. The increase in non-interest income was primarily due to an increase of $0.2 million in banking services fee income.

Non-interest expense was $25.9 million for the three months ended March 31, 2015, an increase of $3.8 million, or 17.4%, from $22.1 million for the three months ended March 31, 2014. The increase in non-interest expense was primarily due to an increase of $2.1 million in salaries and benefits primarily due to annual salary increases and increases in staffing in the lending, technology and retail departments, and an increase in restricted stock expense. The first quarter also included an increase of $0.7 million in occupancy and equipment primarily due to an increase of $0.4 million in rent expense associated with the relocation of the Company's corporate headquarters and $0.2 million for temporary staff for additional security to guard against further ATM fraud losses. We will move to our new corporate headquarters during the second quarter, and begin to realize a reduction in occupancy expense as we leave our current locations. Professional services increased $0.6 million primarily due to an increase of $0.2 million in each of consulting, advertising and legal expenses, and other operating expense increased $0.5 million primarily due to $0.3 million in ATM fraud losses. The efficiency ratio increased to 64.9% for the three months ended March 31, 2015 from 56.6% for the three months ended March 31, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the three months ended March 31, 2015 was $5.5 million, a decrease of $1.4 million, or 19.9%, from $6.9 million for the comparable prior year period. The decrease was primarily due to a decrease of $2.9 million in income before income taxes and a decrease in the effective tax rate to 38.8% for the three months ended March 31, 2015 from 40.2% for the three months ended March 31, 2014. The decrease in the effective tax rate was primarily due to the prior year being affected by changes in New York State tax code passed on March 31, 2014, which resulted in a reduction in the Company's deferred tax assets and a corresponding increase in tax expense during the three months ended March 31, 2014.

Balance Sheet Summary – At March 31, 2015

Total assets at March 31, 2015 were $5,270.5 million, an increase of $193.5 million, or 3.8%, from $5,077.0 million at December 31, 2014. Total loans, net increased $188.7 million, or 5.0%, during the three months ended March 31, 2015 to $3,974.0 million from $3,785.3 million at December 31, 2014. Loan originations and purchases were $306.5 million for the three months ended March 31, 2015, an increase of $108.5 million from $198.0 million for the three months ended March 31, 2014. During the three months ended March 31, 2015, we continued to focus on the origination of multi-family residential, commercial real estate and commercial business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $317.3 million at March 31, 2015 compared to $295.9 million at December 31, 2014.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $111.4 million and $11.6 million for the three months ended March 31, 2015 and 2014, respectively.

	For the three months
	ended March 31,
(In thousands)	2015	2014
Multi-family residential	$ 126,746	$ 57,812
Commercial real estate	86,395	13,416
One-to-four family – mixed-use property	14,981	9,999
One-to-four family – residential	13,103	9,100
Construction	542	697
Small Business Administration	1,248	353
Taxi Medallion	--	11,649
Commercial business and other	63,507	94,956
Total	$ 306,522	$ 197,982

The average rate on mortgage loan originations and purchases was 3.59% and 3.91% for the three months ended March 31, 2015 and 2014, respectively. The average rate on non-mortgage loan originations and purchases was 3.40% and 3.14% for the three months ended March 31, 2015 and 2014, respectively. The average rate on total loan originations and purchases was 3.55% and 3.50% for the three months ended March 31, 2015 and 2014, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the first quarter of 2015 had an average loan-to-value ratio of 53.3% and an average debt coverage ratio of 193%.

The Bank experienced improvements in its non-accrual loans during the three months ended March 31, 2015, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank restructures certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	March 31,	December 31,
(In thousands)	2015	2014
Accrual Status:
Multi-family residential	$ 2,669	$ 3,034
Commercial real estate	2,364	2,373
One-to-four family - mixed-use property	2,369	2,381
One-to-four family - residential	351	354
Small business administration	41	--
Commercial business and other	2,208	2,249

Total performing troubled debt restructured	$ 10,002	$ 10,391

During the three months ended March 31, 2015, one TDR loan of $0.4 million was transferred to non-performing status, which resulted in this loan being included in non-performing loans.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

	March 31,	December 31,
(In thousands)	2015	2014
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ 676
Commercial real estate	753	820
One-to-four family - mixed-use property	195	405
One-to-four family - residential	13	14
Commercial business and other	1,932	386
Total	2,893	2,301

Non-accrual loans:
Multi-family residential	6,902	6,878
Commercial real estate	3,021	5,689
One-to-four family - mixed-use property	7,224	6,936
One-to-four family - residential	11,212	11,244
Small business administration	232	--
Commercial business and other	1,035	1,143
Total	29,626	31,890

Total non-performing loans	32,519	34,191

Other non-performing assets:
Real estate acquired through foreclosure	5,252	6,326
Total	5,252	6,326

Total non-performing assets	$ 37,771	$ 40,517

Included in loans over 90 days past due and still accruing were nine loans totaling $2.9 million and 10 loans totaling $2.3 million at March 31, 2015 and December 31, 2014, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were two loans totaling $0.5 million and two loans totaling $2.4 million which were restructured as TDR and not performing in accordance with their restructured terms at March 31, 2015 and December 31, 2014, respectively.

The Bank's non-performing assets totaled $37.8 million at March 31, 2015, a decrease of $2.7 million from $40.5 million at December 31, 2014.

Total non-performing assets as a percentage of total assets were 0.72% at March 31, 2015 and 0.80% at December 31, 2014. The ratio of allowance for loan losses to total non-performing loans was 74.1% at March 31, 2015, and 73.4% at December 31, 2014.

During the three months ended March 31, 2015, 27 loans totaling $8.7 million were added to non-accrual loans, 15 loans totaling $4.2 million were returned to performing status, 11 loans totaling $5.4 million were paid in full, three loans totaling $0.4 million were transferred to other real estate owned, and two loans totaling $0.8 million were sold.

Performing loans delinquent 60 to 89 days were $0.3 million at March 31, 2015, a decrease of $7.6 million from $7.9 million at December 31, 2014. Performing loans delinquent 30 to 59 days were $24.1 million at March 31, 2015, a decrease of $1.1 million from $25.1 million at December 31, 2014.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended
	March 31,	March 31,	December 31,
(In thousands)	2015	2014	2014
Multi-family residential	$ 74	$ 598	$ 69
Commercial real estate	(54)	(335)	18
One-to-four family – mixed-use property	75	43	(159)
One-to-four family – residential	153	(26)	6
Co-operative apartments	--	(7)	--
Small Business Administration	(20)	(10)	(16)
Commercial business and other	43	124	138
Total net loan charge-offs	$ 271	$ 387	$ 56

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the three months ended March 31, 2015, the Bank sold two non-performing loans at carrying value for proceeds totaling $0.8 million and three performing loans at carrying value for proceeds totaling $0.8 million.

During the three months ended March 31, 2015, mortgage-backed securities increased $12.8 million, or 1.8%, to $717.7 million from $704.9 million at December 31, 2014. The increase in mortgage-backed securities during the three months ended March 31, 2015 was primarily due to purchases of $30.4 million in mortgage-backed securities at an average yield of 2.52% and an improvement of $7.0 million in the fair value of mortgage-backed securities. These increases were partially offset by principal repayments of $24.0 million during the three months ended March, 31 2015.

During the three months ended March 31, 2015, other securities increased $21.6 million, or 8.0%, to $290.0 million from $268.4 million at December 31, 2014. The increase in other securities during the three months ended March 31, 2015 was primarily due to purchases of $28.4 million at an average yield of 2.62% and an improvement in the fair value of other securities totaling $0.8 million, which was partially offset by $7.0 million in maturities. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Total liabilities were $4,804.6 million at March 31, 2015, an increase of $183.8 million, or 4.0%, from $4,620.8 million at December 31, 2014. During the three months ended March 31, 2015, due to depositors increased $79.3 million, or 2.3%, to $3,552.2 million, as a result of a $92.4 million increase in core deposits, partially offset by a $13.1 million decrease in certificates of deposit. The increase in core deposits was due to increases of $79.2 million, $11.3 million and $7.7 million in NOW, money market and savings accounts, respectively, partially offset by a decrease of $5.8 million in demand accounts. Borrowed funds increased $78.8 million during the three months ended March 31, 2015. The increase in borrowed funds was primarily due to the addition of $47.7 million in long-term borrowing at an average cost of 1.29% and a net increase in short-term borrowings totaling $41.5 million at an average cost of 0.33%, partially offset by the maturity of $10.0 million in long-term borrowings at an average cost of 0.63%.

Total stockholders' equity increased $9.6 million, or 2.1%, to $465.9 million at March 31, 2015 from $456.2 million at December 31, 2014. Stockholders' equity increased primarily due to net income of $8.7 million, an increase in comprehensive income of $4.5 million primarily due to an increase in the fair value of the securities portfolio and an increase in additional paid in capital of $1.9 million due to the issuance of 132,242 shares distributed to the profit sharing plan and defined contribution retirement plan during the current period. These increases were partially offset by the declaration and payment of dividends on the Company's common stock $0.16 per common share totaling $4.8 million and the purchase of 142,315 treasury shares totaling $2.8 million. Book value per common share was $15.84 at March 31, 2015 compared to $15.52 at December 31, 2014. Tangible book value per common share, a non-GAAP measure, was $15.31 at March 31, 2015 compared to $14.98 at December 31, 2014.

During the quarter ended March 31, 2015, the Company repurchased 142,315 shares of the Company's common stock at an average cost of $19.44 per share. At March 31, 2015, 492,884 shares may still be repurchased under the currently authorized stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities, and by adding back, net of tax, the penalty incurred from the prepayment of borrowings and other-than-temporary impairment charges.

	Three Months Ended
	March 31,	March 31,	December 31,
	2015	2014	2014
	(dollars in thousands, except per share data)

GAAP income before income taxes	$ 14,279	$ 17,223	$ 18,045

Net loss from fair value adjustments	595	644	1,048
Net loss on sale of securities	--	--	2,341

Core income before taxes	14,874	17,867	21,434

Provision for income taxes for core income	5,801	7,203	8,442

Core net income	$ 9,073	$ 10,664	$ 12,992

GAAP diluted earnings per common share	$ 0.30	$ 0.34	$ 0.38

Net loss from fair value adjustments, net of tax	0.01	0.02	0.02
Net loss on sale of securities, net of tax	--	--	0.05

Core diluted earnings per common share*	$ 0.31	$ 0.36	$ 0.44

Core net income, as calculated above	$ 9,073	$ 10,664	$ 12,992
Average assets	5,132,959	4,737,639	4,921,005
Average equity	460,105	440,426	454,254
Core return on average assets**	0.71%	0.90%	1.06%
Core return on average equity**	7.89%	9.69%	11.44%

* Core diluted earnings per common share may not foot due to rounding.
** Ratios for the three months ended March 31, 2015 and 2014 and December 31, 2014 are calculated on an annualized basis.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow –

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 21,104	$ 34,265
Securities available for sale:
Mortgage-backed securities	717,729	704,933
Other securities	289,955	268,377
Loans:
Multi-family residential	2,013,249	1,923,460
Commercial real estate	687,823	621,569
One-to-four family ― mixed-use property	573,927	573,779
One-to-four family ― residential	190,366	187,572
Co-operative apartments	9,413	9,835
Construction	2,828	5,286
Small Business Administration	8,005	7,134
Taxi medallion	21,346	22,519
Commercial business and other	477,823	447,500
Net unamortized premiums and unearned loan fees	13,274	11,719
Allowance for loan losses	(24,091)	(25,096)
Net loans	3,973,963	3,785,277
Interest and dividends receivable	17,263	17,251
Bank premises and equipment, net	30,167	21,868
Federal Home Loan Bank of New York stock	50,488	46,924
Bank owned life insurance	113,373	112,656
Goodwill	16,127	16,127
Other assets	40,326	69,335
Total assets	$ 5,270,495	$ 5,077,013

LIABILITIES
Due to depositors:
Non-interest bearing	$ 250,084	$ 255,834
Interest-bearing:
Certificate of deposit accounts	1,292,721	1,305,823
Savings accounts	269,610	261,942
Money market accounts	301,587	290,263
NOW accounts	1,438,239	1,359,057
Total interest-bearing deposits	3,302,157	3,217,085
Mortgagors' escrow deposits	53,901	35,679
Borrowed funds	1,135,291	1,056,492
Other liabilities	63,176	55,676
Total liabilities	4,804,609	4,620,766

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at March 31, 2015 and December 31, 2014; 29,407,259 shares and 29,403,823 shares outstanding at March 31, 2015 and December 31, 2014, respectively)	315	315
Additional paid-in capital	208,368	206,437
Treasury stock (2,123,336 shares and 2,126,772 shares at March 31, 2015 and December 31, 2014, respectively)	(37,521)	(37,221)
Retained earnings	293,131	289,623
Accumulated other comprehensive gain (loss), net of taxes	1,593	(2,907)
Total stockholders' equity	465,886	456,247

Total liabilities and stockholders' equity	$ 5,270,495	$ 5,077,013

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months
	ended March 31,
	2015	2014

Interest and dividend income
Interest and fees on loans	$ 43,534	$ 42,120
Interest and dividends on securities:
Interest	5,870	6,875
Dividends	118	189
Other interest income	21	27
Total interest and dividend income	49,543	49,211

Interest expense
Deposits	7,458	7,718
Other interest expense	4,531	5,006
Total interest expense	11,989	12,724

Net interest income	37,554	36,487
Benefit for loan losses	(734)	(1,119)
Net interest income after benefit for loan losses	38,288	37,606

Non-interest income
Banking services fee income	884	709
Net gain on sale of loans	2	--
Net loss from fair value adjustments	(595)	(644)
Federal Home Loan Bank of New York stock dividends	518	551
Bank owned life insurance	717	776
Other income	404	318
Total non-interest income	1,930	1,710

Non-interest expense
Salaries and employee benefits	14,666	12,578
Occupancy and equipment	2,713	2,035
Professional services	1,779	1,210
FDIC deposit insurance	749	697
Data processing	1,075	1,068
Depreciation and amortization	668	715
Other real estate owned/foreclosure expense	520	256
Other operating expenses	3,769	3,534
Total non-interest expense	25,939	22,093

Income before income taxes	14,279	17,223

Provision for income taxes
Federal	4,252	4,758
State and local	1,294	2,169
Total taxes	5,546	6,927

Net income	$ 8,733	$ 10,296

Basic earnings per common share	$ 0.30	$ 0.34
Diluted earnings per common share	$ 0.30	$ 0.34
Dividends per common share	$ 0.16	$ 0.15

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)
	At or for the three months
	ended March 31,
	2015	2014
Per Share Data
Basic earnings per share	$ 0.30	$ 0.34
Diluted earnings per share	$ 0.30	$ 0.34
Average number of shares outstanding for:
Basic earnings per common share computation	29,397,452	29,984,208
Diluted earnings per common share computation	29,418,543	30,021,786
Book value per common share (1)	$15.84	$14.79
Tangible book value per common share (2)	$15.31	$14.27

Average Balances
Total loans, net	$ 3,847,720	$ 3,391,316
Total interest-earning assets	4,861,642	4,485,838
Total assets	5,132,959	4,737,639
Total due to depositors	3,320,082	3,042,898
Total interest-bearing liabilities	4,389,842	4,070,061
Stockholders' equity	460,105	440,426
Performance Ratios (3)
Return on average assets	0.68%	0.87%
Return on average equity	7.59	9.35
Yield on average interest-earning assets	4.08	4.39
Cost of average interest-bearing liabilities	1.09	1.25
Interest rate spread during period	2.99	3.14
Net interest margin	3.09	3.25
Non-interest expense to average assets	2.02	1.87
Efficiency ratio (4)	64.85	56.64
Average interest-earning assets to average interest-bearing liabilities	1.11X	1.10X

(1) Calculated by dividing common stockholders' equity of $465.9 million and $447.6 million at March 31, 2015 and 2014, respectively, by 29,407,259 and 30,252,704 shares outstanding at March 31, 2015 and 2014, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $450.2 million and $431.8 million at March 31, 2015 and 2014, respectively, by 29,407,259 and 30,252,704 shares outstanding at March 31, 2015 and 2014, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2015 and 2014 are presented on an annualized basis.
(4) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three	At or for the year
	months ended	ended
	March 31, 2015	December 31, 2014

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Tier 1 leverage capital (well capitalized = 5%)	9.21%	9.62%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.21	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.96	13.87
Total risk-based capital (well capitalized = 10.0%)	13.63	14.61

Regulatory capital ratios (for Flushing Bank only):
Tier 1 leverage capital (well capitalized = 5%)	9.28%	9.63%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	13.06	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	13.06	13.87
Total risk-based capital (well capitalized = 10.0%)	13.72	14.60

Capital ratios:
Average equity to average assets	8.96%	9.31%
Equity to total assets	8.84	8.99
Tangible common equity to tangible assets	8.57	8.70

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 29,626	$ 31,890
Non-performing loans	32,519	34,191
Non-performing assets	37,771	40,517
Net charge-offs	271	659

Asset quality ratios:
Non-performing loans to gross loans	0.82%	0.90%
Non-performing assets to total assets	0.72	0.80
Allowance for loan losses to gross loans	0.60	0.66
Allowance for loan losses to non-performing assets	63.78	61.94
Allowance for loan losses to non-performing loans	74.08	73.40

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,358,603	$ 39,440	4.70%	$ 2,990,670	$ 38,582	5.16%
Other loans, net (1)	489,117	4,094	3.35	400,646	3,538	3.53
Total loans, net	3,847,720	43,534	4.53	3,391,316	42,120	4.97
Mortgage-backed securities	702,507	4,381	2.49	769,914	5,390	2.80
Other securities	267,930	1,607	2.40	270,053	1,674	2.48
Total securities	970,437	5,988	2.47	1,039,967	7,064	2.72
Interest-earning deposits and federal funds sold	43,485	21	0.19	54,555	27	0.20
Total interest-earning assets	4,861,642	49,543	4.08	4,485,838	49,211	4.39
Other assets	271,317			251,801
Total assets	$ 5,132,959			$ 4,737,639

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 266,208	264	0.40	$ 263,691	119	0.18
NOW accounts	1,451,446	1,550	0.43	1,472,015	1,693	0.46
Money market accounts	304,662	253	0.33	197,454	107	0.22
Certificate of deposit accounts	1,297,766	5,368	1.65	1,109,738	5,786	2.09
Total due to depositors	3,320,082	7,435	0.90	3,042,898	7,705	1.01
Mortgagors' escrow accounts	47,840	23	0.19	43,296	13	0.12
Total deposits	3,367,922	7,458	0.89	3,086,194	7,718	1.00
Borrowed funds	1,021,920	4,531	1.77	983,867	5,006	2.04
Total interest-bearing liabilities	4,389,842	11,989	1.09	4,070,061	12,724	1.25
Non interest-bearing deposits	233,685			189,688
Other liabilities	49,327			37,464
Total liabilities	4,672,854			4,297,213
Equity	460,105			440,426
Total liabilities and equity	$ 5,132,959			$ 4,737,639

Net interest income / net interest rate spread		$ 37,554	2.99%		$ 36,487	3.14%

Net interest-earning assets / net interest margin	$ 471,800		3.09%	$ 415,777		3.25%

Ratio of interest-earning assets to interest-bearing liabilities			1.11X			1.10X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $1.0 million for the three months ended March 31, 2015 and 2014, respectively.

CONTACT: David Fry
         Senior Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400